Filed pursuant to Rule 433

Issuer Free Writing Prospectus Dated December 6, 2007

Registration Statement No. 333-146837

COMVERGE, INC.

Free Writing Prospectus

On December 5, 2007, Comverge, Inc. entered into Amendment No. 1 to the Direct Load Control Delivery Agreement with The Connecticut Light and Power Company, which amends the Direct Load Control Delivery Agreement (the “Agreement”) that was previously filed as an exhibit to our Amendment No. 1 on Form 8-K/A filed on October 22, 2007, which amended and supplemented our Current Report on Form 8-K filed on October 10, 2007. The purpose of the amendment is to extend the date on which the Agreement automatically terminates if regulatory approval of the Agreement is not obtained from December 15, 2007, to May 31, 2008. The Agreement remains subject to approval by the Connecticut Department of Public Utility Control. The most recent registration statement and prospectus can be assessed through the following link:

http://www.sec.gov/Archives/edgar/data/1372664/000119312507257956/ds1a.htm

Requests for Prospectus

Comverge, Inc. has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents Comverge has filed with the Securities and Exchange Commission for more complete information about Comverge and this offering. You may get these documents for free by visiting EDGAR on the Securities and Exchange Commission website at http://www.sec.gov. Alternatively, Comverge, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting Citi, Brooklyn Army Terminal, 140 58th Street, 8th Floor, Brooklyn, N.Y. 11220, (718) 765-6732, fax (718) 765-6734 or toll-free at (800) 831-9146 or Goldman, Sachs & Co., Attn: Prospectus Dept., 85 Broad St., New York, N.Y. 10004, fax (212) 902-9316 or email at prospectus-ny@ny.email.gs.com or toll-free at (866) 471-2526.